Exhibit 10.5

Distributorship Agreement

THIS DISTRIBUTORSHIP AGREEMENT (the "Agreement") is made and entered into this October 12, 2010 date by and between Quality Green Building Supplies, Inc. (the "Company” Or "QGBS'' interchangeably, of which QGBS is a California corporation and subsidiary of Elite Energies, Inc.) whose principal place of business is 2756 Alvarado Street, Suite E & F. San Leandro, CA.. 94577 and Apollo Solar lighting & Pole LLC (the "Distributor" or “Authorized Distributor” interchangeably) is an Oregon corporation, whose principal place of business is 8733 SE Division St., Portland OR 97266.

WHEREAS, The Distributor is desirous of to sale and marketing of QGBS solar products,

NOW THEREFORE, in consideration of the foregoing, as well as the mutual covenants and agreements contained therein, both express and implied, QGBS and Distributor hereby agree to the following:

1.     Appointment as Distributor
Subjects to the terms and conditions of this Agreement, QGBS hereby appoints Distributor as a QGBS Authorized Distributor. Being the Authorized Distributor, QGBS hereby grants Distributor an exclusive (exclusivity only apply to the physical boundary of State of Oregon, Washington, Idaho and Montana), nontransferable, non-exclusive, non-sub-licensable, and revocable license to sale and marketing of QGBS products at Distributor's business locations(s), beginning  October 10, 2010  and ending at 11:59 pm on October 09, 2013.

2.    Ordering of Products
Information on QGBS products are published on the QGBS website (http://www.qgbs9800.com) Distributor may order QGBS products by:
-	calling at (510)351-9800, or
-	faxing P.O. to (510) 351-9808, or
-	email to sales@qgbs9800.com
-	online at http://www.qgbs9800.com

3.     Purchases Volume
Distributor must meet attain certain purchase volume level in order to maintain distributorship. During its first 12 months of being a QGBS Distributor, Distributor must purchase on "regular sales terms' (excluding retuned merchandises and cancelled orders) from QGBS no less than $20,000 of QGBS products, from 13th month to 24th month, Distributor must purchase on "regular sales terms" from QGBS no less than $50,000, and from 25th month to 36th month, Distributor must purchase on "regular sales terms" from QGBS no less than $75,000. Distributor must purchase on regular sales term (excluding returned merchandises and cancelled orders) no less than $150,000 of QGBS products during the first twenty-four months of being a QGBS Distributor.

4.     Sales Term
Terms of payment for sales in the United States are cash or company check upon date of shipping to Distributor or date of pickup by agent of Distributor. With approved of credit by QGBS's President or CEO, Distributor may make wire payment on purchases on net 30 days from date of placing the purchase invoice. As the payment history warranted, QGBS may require Distributor to advance full or partial payment or payment guarantee for purchases.

5.     Shipping
Orders are normally shipped out within three business days via common carrier depending on the quantity of the order. QGBS will notify Distributor when orders are shipped via registered email address. QGBS will not be responsible for any shipping charges to unless Distributor obtained prior written approval from QGBS authorized representatives.

6.     Return Policy
In order to make a valid claim for defects, damaged, shortage or non-functional products, Distributor must notified and submit (via faxing or email) the Returned Merchandise Authorized form (RMA) to QGBS's sales or accounting personnel within seven (14) days after delivery date of QGBS products.  QGBS sales or accounting department personnel shall Issue call tags within two business days after receiving RMA request from Distributor. Products must be returned in its original packaging and is subject to applicable fees. Returned products without defects or damages will be charged with twenty-five percentage (15%) restocking fee. Orders over $25,000, maximum return amount is $25,000.

7.     Limitation of Liability
QGBS Distributors are independent operators and are not agents, branches nor direct representatives of QGBS.  Distributors are to defend, indemnify, and hold harmless against all claims, suits, proceedings, damages, judgments and expenses in connection with or arising from any third party claims against QGBS. QGBS or its supplier to provide 1 million US dollar limited product insurance.

8.    Warranty
QGBS is not the manufacturer of the products and therefore does not provide any types of warranty on the products sold to the Distributor. Manufactures do provide the warranty on their own terms and conditions and QGBS is acting on behalf of the manufacturers to process the returned merchandises for credit to the purchasers. Please read manufacturer warranty statement carefully before placing the orders.

9.    Appointment and Termination
Unless otherwise specifically specified in Section One (1) above, Distributorship right shall be in force for one (1) year from the date QGBS approval of the Agreement, and renew automatically each subsequent year until terminated by either party, in accordance with the terms of this Agreement. If Distributor cannot meet the terms and conditions above, either QGBS or Distributor (hereinafter referred as "Party"' or "Parties"), upon thirty (30) days written notice to the other Party, may terminate the Distributorship Agreement with or without cause. In such event of termination or non-renewal for any reason, neither party shall be liable to the other Party because of such termination or non-renewal, for compensation, reimbursement, or damages on account of loss of prospective profits or anticipated sales, or on account of expenditures, inventories, investments, leases, or commitments in connection with the business or goodwill of Distributor or QGBS Inc.

Notwithstanding termination or non-renewal, Distributor's obligation to pay in full in accordance of the forgoing sales term for all QGBS products or display samples delivered to Distributor shall continue after termination. Distributor may provide QGBS with a summary of current products inventory at QGBS's option to buy back from Distributor. Distributor may immediately discontinue and cease to use or reference to QGBS's logos and trademarks upon termination. The Distributor shall be free to purchase and sell products from other companies or entities.

10.   Non-disclosure
The Distributor acknowledges that it has and will have access to certain confidential information of QGBS and its affiliates that is valuable, special and unique, including, but not limited to assets and property of the QGBS and such affiliates. The Distributor will not, during or after the term of this Agreement, disclose, without the prior written consent or authorization of the QGBS, any of such information to any person, except to authorize representatives of the QGBS or its affiliates, for any reason or purpose whatsoever. In this regard, the Distributor agrees that such authorization or consent to disclosure may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the Information is maintained In the hands of the person to whom the information Is to be disclosed or in compliance with the terms of a judicial order or administrative process. This provision shall not apply to information already disclose by QGBS to other parties or public by QGBS. Distributor hereby agrees not to circumvent or bypass QGBS with respect to any financial, marketing, business, technological, or public relations contacts disclosed or introduced by QGBS.

11.  Trademark
Distributor acknowledges that all trademarks, service marks, trade names, logos, or other words indentifying QGBS products or QGBS business together with related services, related documentation and any advertising/promotional literature furnished by QGBS to Distributor are and will remain as the exclusive property of QGBS.

12.   Terms Control
Distributor acknowledges that it has read this Agreement, been advised to see legal counsel opinion, understood and agreed to be bound by its terms and conditions. Further, Distributor agrees that this Agreement is complete and exclusive statement of the business relationship by and between the Parties and supersedes all proposals and prior agreements, whether written or oral, and all other communications between the Parties relating to the subject matter of this Agreement and cannot be modified except in writing and signed by both the executive officers of Distributor and Quality Green Building Supplies, Inc.

13.  Notices
Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail to the principal office of each party.

14.   Waiver of Breach
Any waiver by QGBS of a breach of any provision of this Agreement by Distributor shall not operate or be construed as a waiver of any subsequent breach by the Distributor.

15.   Assignment
This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of the Distributor and cannot be transfer or assign to any other Parties.

16.   Jurisdiction and Venue
It Is the Intention of the Parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of California. Therefore, each of the parties hereto hereby consents to the jurisdiction and venue of the courts of the State of California.  BOTH PARTIES AGREE THAT ANY DISPUTE ARISING UNDER THIS AGREEMENT SHALL BE SUBMITTED TO BINDING ARBITRATION OR MEDIATION.

17.   Invalid Provisions.
In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision were not contained herein.

18.   Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same document.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

Apollo Solar lighting Pole LLC. By:

/s/ Samson Cheung	Samson Cheung
Duly Authorized Signature	Print Name

President	10-12-10
Title	Date

Quality Green Building Supplies, Inc. By:

/s/ Spencer Luo	Spencer Luo
Duly Authorized Signature	Print Name

CEO	10-12-10
Title	Date